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                                                                   EXHIBIT 10.15

                               HCX5000/HCX5000I(R)
                             AUTHORIZED DISTRIBUTOR
                               AGREEMENT FOR 2002

                                 BY AND BETWEEN


                           HITACHI TELECOM (USA), INC.

                                       AND

                                XETA Corporation

AUTHORIZED DISTRIBUTOR AGREEMENT

                                TABLE OF CONTENTS

                                                                            Page
Master Agreement/Communication
Appointment
Product Definition
Term
Sales Promotion and Services
Forecast and Reports
Orders, Delivery
Prices
Payment and Additional Delivery Terms
Maintenance and Service
Training
Claims
Toll Fraud/Disclaimer
Limited Warranty
Repair Out of Warranty
Repair and Return Procedure
Inspection and Testing
Product Marking
Force Majeure
Advertising and Media Relations
Trademarks
Patents
Confidentiality
Indemnification by DISTRIBUTOR
Limitations
Termination
Export Control Provisions
Relationship of Parties
Notices
Nonassignment
Arbitration Clause
Waiver
Miscellaneous
Applicable Law
Execution
Exhibit A         - Product Definition
Exhibit B         - Distributor Requirements
Exhibit C         - System Quantities and Discounts
Exhibit D         - Forecast Form
Exhibit E         - Payment and Delivery Terms
Exhibit F         - Notices
Exhibit G         - Material Return Authorization

                        AUTHORIZED DISTRIBUTOR AGREEMENT

         AGREEMENT made this 1st day of January 2002, by and between HITACHI TELECOM (USA), INC., a Delaware corporation having an office at 3617 Parkway Lane, Norcross, GA, 30092 (hereinafter referred to as "HITEL") and XETA Technologies a corporation having an office at 1814 W. Tacoma, Broken Arrow, OK 74012 (hereinafter referred to as "DISTRIBUTOR").

                                   WITNESSETH

         WHEREAS, HITEL is engaged in the business, among other things, of selling communication systems, materials and parts described in Exhibit A attached hereto (hereinafter referred to as "PRODUCTS"); and

         WHEREAS, DISTRIBUTOR desires to engage in the sale, installation and maintenance of PRODUCTS, subject to the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual obligations set forth herein, the parties hereto agree as follows:

1.       MASTER AGREEMENT/COMMUNICATION

         This Agreement shall constitute an overriding master agreement fully selling forth the rights and responsibilities of the parties with respect to the subject matter hereof, and all sales and shipments of PRODUCTS shall be made on the terms and conditions set forth herein. The terms and conditions of this Agreement shall supersede the terms and conditions of any purchase order or other document submitted by DISTRIBUTOR, and HITEL shall not in any event be bound by the terms and conditions of DISTRIBUTOR's purchase order forms or any other documents submitted by DISTRIBUTOR. Any conflicting or additional provisions on purchase orders issued by DISTRIBUTOR to HITEL (specifically including, without limitation, all terms and conditions printed on back of such documents), or on any acceptance, confirmation, acknowledgment or similar forms issued by HITEL shall be inapplicable to such agreements to purchase and sell, unless specifically and expressly agreed to in a single writing signed by both parties. DISTRIBUTOR will issue an individual Purchase Order for each system ordered.

2.       APPOINTMENT

         Subject to the terms and conditions hereinafter provided, HITEL hereby appoints DISTRIBUTOR and DISTRIBUTOR hereby accepts appointment by HITEL as a non-exclusive distributor of PRODUCTS for resale as specified in this Agreement including its Exhibits.

3.       PRODUCT DEFINITION

         The term PRODUCTS, as used herein, shall refer only to HITEL's PRODUCTS as identified in Exhibit A.

4.       TERM

         The term of the Agreement shall commence on January 1, 2002 and shall continue until Dec 31, 2002. At the written request of either party given at least ninety (90) days prior to the expiration of the Agreement, both parties may negotiate in good faith and for a reasonable period for an extension of the term of this Agreement. Expiration shall not affect any liabilities occurring prior thereto, including, but not limited to, obligations with respect to payment and delivery in connection with orders accepted prior to expiration.

5.       SALES PROMOTION AND SERVICES

         DISTRIBUTOR shall use its best efforts to maintain a sales and service staff adequate to support effectively the sale, service and reputation of PRODUCTS in the geographic area(s) specified in Exhibit B. It is the expectation of HITEL and DISTRIBUTOR that DISTRIBUTOR will purchase and take delivery of new systems, upgrade orders, parts and subcomponents to meet the minimum purchase volume(s) for the contract year, as specified in Exhibit C. DISTRIBUTOR's failure to meet the specified minimum purchase volume(s) shall entitle HITEL to penalties as described in Exhibit C in addition to all other remedies available to HITEL at law.

         (b) DISTRIBUTOR may, from time to time, request HITEL to provide on-site sales support assistance to DISTRIBUTOR for pre-sale activities. Subject to available manpower and at HITEL's sole discretion, HITEL may provide such services. This sales support assistance may be provided by HITEL or its assignee, designee, subcontractor or the like from a HITEL location, DISTRIBUTOR location or on-site at the customer location and shall be referred to as sales support. Whenever possible, DISTRIBUTOR shall request sales support from HITEL no less than fifteen (15) days prior to the date upon which DISTRIBUTOR would like such service to be performed. Shorter notice may result in increased travel costs, which HITEL, in its sole discretion, may require DISTRIBUTOR to pay in exchange for the support. Such charge must be negotiated and agreed between both parties before the date of the Sales Support.

         (c) DISTRIBUTOR shall be responsible for the application, installation, repair and maintenance of PRODUCTS in such a manner as to further effectively promote the sale and use of PRODUCTS. DISTRIBUTOR shall comply with all applicable laws, ordinances and regulations of all applicable Federal, State and local jurisdictions.

6.       FORECAST AND REPORTS

         Within thirty (30) days from the signing of this Agreement, DISTRIBUTOR shall inform HITEL of DISTRIBUTOR's public business plan for PRODUCT. DISTRIBUTOR shall also, (i) provide quarterly updates to said annual business plan no later than two (2) weeks before the beginning of each calendar quarter,
(ii) keep HITEL informed of its activities relating to PRODUCTS, (iii) furnish HITEL with information relative to the number of proposals offered, the progress of potential sales orders and the reason for lost sale(s) and (iv) on a quarterly basis, furnish HITEL with information summarizing significant marketing activities, trends and conditions in DISTRIBUTOR's Territory.

         From time to time, HITEL may advise distributor of its public business plan for PRODUCT.

         (b) DISTRIBUTOR shall provide to HITEL a rolling forecast of systems to be delivered. The forecast shall be provided by the 25th day of each month and cover the DISTRIBUTOR's expected PRODUCT order activity for the three (3) months immediately following the date of the forecast. The monthly forecast shall be in the format as provided in Exhibit D. DISTRIBUTOR understands that the completion and accuracy of such forecasts may affect its ability and priority to obtain PRODUCT within the otherwise agreed delivery intervals.

7.       ORDERS, DELIVERY

         (a) DISTRIBUTOR shall obtain PRODUCTS by placing firm orders on HITEL, which orders shall include a description and specification of PRODUCTS, quantities, prices, a "requested" delivery schedule, and the name and location of the end user (in the case of system orders).

         (b) No order shall be binding upon HITEL unless and until it has been accepted by HITEL in writing. HITEL shall have the right to accept or reject any purchase order, and if HITEL rejects any purchase order, DISTRIBUTOR hereby agrees to indemnify HITEL and hold HITEL harmless from any claim resulting from HITEL's refusal to accept purchase orders from DISTRIBUTOR. HITEL's acceptance of purchase orders shall not be unreasonably withheld.

         (c) HITEL may delay or stop any shipment to DISTRIBUTOR if DISTRIBUTOR fails to pay when due amounts owed to HITEL after demand for payment has been made by HITEL (in which case DISTRIBUTOR shall be charged for storage and cancellation at normal rates and at HITEL's discretion) or if HITEL, in its reasonable discretion, shall have reservations concerning DISTRIBUTOR's financial condition and DISTRIBUTOR fails to provide HITEL with adequate assurances of performance after demand by HITEL.

         (d) Except for PRODUCTS covered by accepted purchase orders, HITEL may, at any time and from time to time, upon ninety (90) days notice to DISTRIBUTOR, or sooner if accepted by DISTRIBUTOR, suspend or discontinue the sale of any PRODUCTS of any type or model and substitute a new type or model, change the design or make improvements to PRODUCTS, eliminate any type or model, or completely discontinue the importation or sale of PRODUCTS, without any liability on its part to DISTRIBUTOR. HITEL shall not have any obligation to furnish or install any change, substitution or improvement on any PRODUCTS previously sold to DISTRIBUTOR whether previously delivered or undelivered and covered by an accepted purchase order. HITEL will provide to DISTRIBUTOR, on a timely basis, all engineering change notices issued. Upgrades, Spare Parts, sub-components and MRA orders will be provided at the current list prices minus applicable hardware discounts as set forth in Exhibit C.

         (e) A delivery schedule shall be established by HITEL for each order submitted by DISTRIBUTOR and accepted by HITEL within ten (10) business days of acceptance by HITEL.

Delivery may be made in installments. Default or delay by HITEL in delivering or shipping the whole or any part or installment of any order shall not affect any other portion thereof, nor shall it affect any other order between the parties. DISTRIBUTOR may cancel the order without penalty if HITEL is unable to ship the complete order (or a sufficient part or installment of the order so that PRODUCTS may be resold) within sixty (60) days of the delivery schedule established by HITEL at the time of acceptance of such order.

         (f) Invoices for partial or installment deliveries shall be issued at the time of shipment of such partial order or installment, except where the systems delivered are incomplete to the point of being unsuitable for resale.

         (g) Except as provided in Subsection (e) hereof, DISTRIBUTOR shall not have the right to cancel, reschedule, change or modify all or any portion or installment of any order for PRODUCT covered by this Agreement without HITEL's prior written consent.

         (h) DISTRIBUTOR may, pursuant to the terms and conditions of this Agreement, order and HITEL shall provide spare parts, software and third level technical support as required for the maintenance of PRODUCT for a period of ten
(10) years from the ship date of PRODUCT, provided that DISTRIBUTOR is, at all times, in full compliance with this Agreement and HITEL has not terminated this Agreement due to DISTRIBUTOR's material breach.

         (i) The acceptance by HITEL of any purchase order from DISTRIBUTOR or the sale of any PRODUCTS by HITEL to DISTRIBUTOR after the termination of this Agreement shall not be construed as a renewal or an extension, or as a waiver of termination of this Agreement, but in the absence of a new written Agreement, all such transactions shall be governed by the provisions of this Agreement.

8.       PRICES

         The prices charged to DISTRIBUTOR shall be according to a written or "autoquote" quote provided to DISTRIBUTOR for each system, discounted according to the schedule shown in Exhibit C. Each quote shall be valid for ninety (90) days from the date of such quotation. No verbal quotation or verbal confirmation given to DISTRIBUTOR shall be binding upon HITEL unless it is confirmed in writing by HITEL.

9.       PAYMENT AND ADDITIONAL DELIVERY TERMS

         Payment and additional delivery terms are as specified in Exhibit E.

10.      MAINTENANCE AND SERVICE

         (a) DISTRIBUTOR shall be responsible for the installation, timely maintenance and service to users of PRODUCTS; and shall perform such responsibilities in a satisfactory manner to maintain and enhance HITEL's and the PRODUCT's respective good name and reputations. Maintenance, services and consultation as provided by DISTRIBUTOR technicians at customer locations are referred to as first level support. Maintenance, services and consultation as provided by DISTRIBUTOR technical experts at a centralized location providing support to the first level support technicians are referred to as second level support. Both first and second level support is the responsibility of DISTRIBUTOR. For this purpose, DISTRIBUTOR shall maintain or have contracted with a number of competent Hitachi Certified service technicians, as defined in Exhibit B, who are readily accessible to end users. DISTRIBUTOR shall, at its own expense, maintain the technical level of its staff to provide PRODUCT technical support in performing all of its activities under the Agreement. DISTRIBUTOR shall also maintain an adequate inventory of parts and equipment to maintain satisfactory operation of PRODUCTS being used by its customers, without relying upon urgent supplies from HITEL.

          (b) DISTRIBUTOR acknowledges that failure to fulfill its obligations under subparagraph (a) could irreparably damage the business reputation of PRODUCTS, and that HITEL, upon fifteen (15) days notice (one (1) day notice if system is not processing calls), may take corrective measures as may in HITEL's discretion be required, holding DISTRIBUTOR fully responsible for cost and expenses thereof, if DISTRIBUTOR has not initiated appropriate corrective measures within the fifteen (15) days (one (1) day if system is not processing calls), following notice by HITEL.

          (c) HITEL shall have access to customers at any time to review DISTRIBUTOR's installation and maintenance performance and degree of customer satisfaction, and DISTRIBUTOR shall take such remedial action and/or make such improvements in service as may be reasonably requested by HITEL in writing. HITEL may request references from customers in connection with the promotion of HITEL sales. HITEL, in its sole discretion: may provide customers with PRODUCT or system passwords; or, upon the written request of customer(s), may change PRODUCT or system password(s) without notice to DISTRIBUTOR of the new password(s).

          (d) Within one hundred twenty (120) days of cutover, HITEL or its assignee may perform a technical audit to determine if the PRODUCT installation meets HITEL's published standards as defined in current system documentation. If installation of the PRODUCT does not meet such standards, HITEL may require the DISTRIBUTOR to take corrective action to meet HITEL's standards. If DISTRIBUTOR fails to take such action within thirty (30) days, HITEL may take such action and invoice DISTRIBUTOR at published technical support rates. Failure of DISTRIBUTOR to take such actions is cause for HITEL to terminate this Agreement.

          (e) DISTRIBUTOR may request on-site Technical Support from HITEL by submitting written purchase orders therefor to HITEL. Subject to its available manpower and in HITEL's reasonable discretion, HITEL may agree to provide such on-site Technical Support assistance to DISTRIBUTOR for installation and/or troubleshooting of systems. Any and all such on-site Technical Support shall be provided by HITEL at the rates set forth in HITEL Price Guides at the time HITEL accepts the purchase order(s) for such Technical Support, and shall include separate charges for the use of test equipment and all travel and living expenses related to HITEL's provision of such Technical Support. [This activity as provided by HITEL or its assignee either from a HITEL location or at a DISTRIBUTOR or customer location (on-site) is referred to as third level support. The rate shall be subject to change upon ninety (90) days prior written notice. This charge will be waived if (i) the system is in-warranty and on-site third level support is initiated by HITEL or if (ii) the system is out of warranty, the on-site third level support is initiated by DISTRIBUTOR and the problem was found to be caused by in-warranty PRODUCT. Case (i) does not require a purchase order. DISTRIBUTOR shall make every reasonable effort to inform HITEL two (2) weeks in advance when on-site third level support is requested, and such support may be limited by HITEL as it may deem necessary in view of its available manpower.

          (f) Subject to its available manpower, HITEL Technical Support engineers shall give telephone assistance for PRODUCTS. Telephone assistance for out of warranty PRODUCTS will be billed at the rates set forth in HITEL Price Guides with time charged to the nearest one-half (1/2) hour. If HITEL determines that DISTRIBUTOR's request for third level support should not be included in third level support (including but not limited to problems that are related to installation, configuration, integration, third party repair or unintended usage, DISTRIBUTOR will be billed as described above regardless of warranty status. Rates are subject to change upon ninety (90) days prior written notice.

          (g) HITEL will only accept calls for assistance from HITEL Certified Technicians currently registered with HITEL by an Authorized DISTRIBUTOR and only if the system in question is equipped with Remote Maintenance (or the Technician has a portable Remote Maintenance unit available on site) and the technician has ready access to spare parts.

          (h) Nothing contained in this Section 10, or otherwise in this Agreement, shall be construed as obligating HITEL, in any way, to take any action with respect to any customer of DISTRIBUTOR.

11.       TRAINING

          Technical courses will be conducted for DISTRIBUTOR's technicians at HITEL facilities in Norcross, Georgia. Training shall be approximately two weeks for Technicians. All pertinent, required documentation will be furnished by HITEL to attendees.

          The training will be conducted by HITEL employee(s) who will be dedicated to this function whenever a class is in progress. The training will be conducted in a suitable area reserved for this purpose.

          DISTRIBUTOR shall bear all salary, transportation and other expenses for its personnel in addition to tuition and material charges set forth in HITEL Price Guides. HITEL will not release a system for shipment until DISTRIBUTOR has had a minimum number (as defined in Exhibit B) of Technicians complete the initial training required to receive HITEL certification and certifies technical support approval to HITEL in writing. (A purchase order for a training class shall be issued listing the Technician's name, the geographical area to be served by the technician and charges for the class.)

12.       CLAIMS

          Risk of loss and/or damage shall pass to DISTRIBUTOR upon delivery by HITEL, at HITEL's plant F.C.A. Norcross, Georgia (Incoterms 2000). The issuance of a clean bill of lading by the railroad or trucker or the issuance of a clean receipt by the freight agent designated by DISTRIBUTOR, upon such delivery, shall constitute conclusive proof that the package(s) containing the PRODUCTS were not damaged at the time of delivery to DISTRIBUTOR and that the number of packages delivered were those set forth on such bill of lading or receipt. Any claim for shortages or damage to the PRODUCTS shall be made promptly by DISTRIBUTOR to HITEL, and, except for those claims covered by the warranty hereinafter set forth, shall be made by DISTRIBUTOR to HITEL within thirty (30) days after delivery by the railroad, trucker or freight agent, as the case may be. Such claims shall be in writing, shall specify the items under claim and the nature of the damages, and all other details as may be reasonably required by HITEL to consider such claim. HITEL or its representatives shall have the right to inspect and/or test the PRODUCTS covered by such claim. If, in the reasonable opinion of HITEL, such claim is justified, HITEL shall have the right, at its option, to promptly repair or replace the PRODUCTS or part, or issue a credit for the invoice value thereof.

         HITEL shall not under any circumstances or for any cause, be liable for any actual, consequential, special or other damages or loss of use of PRODUCTS. If DISTRIBUTOR does not make its claim within the time above provided, it shall be deemed to have unconditionally accepted delivery of the PRODUCTS.

13.      TOLL FRAUD/DISCLAIMER

         DISTRIBUTOR understands that the PRODUCTS are not immune from unauthorized use or fraudulent intrusions and that third parties may commit various forms of toll fraud using the PRODUCTS as conduits. HITEL hereby expressly disclaims that the PRODUCTS have been designed to completely prevent or are otherwise immune from such unauthorized uses and toll fraud. DISTRIBUTOR shall notify and warn each of its customers, verbally and in writing, of the possibility that the PRODUCTS may be fraudulently used including, but not limited to, unauthorized or fraudulent use of the PRODUCT's interconnection to long distance services, SIOUX and 1OIXXXX calling, external call forwarding, trunk to trunk calling, voice mail and DISA. In no event shall HITEL be liable to DISTRIBUTOR, DISTRIBUTOR's customers or subsequent purchasers or users of PRODUCTS for any claim relating in any way to unauthorized use of the PRODUCT or toll fraud.

14.      LIMITED WARRANTY

         HITEL warrants to DISTRIBUTOR alone, that PRODUCTS sold to DISTRIBUTOR pursuant to this Agreement will be delivered free from defects in material and workmanship under normal and proper use and will materially conform to HITEL's specifications at the time of delivery to DISTRIBUTOR, with the term of said warranty being ninety (90) days for MAXimilian Software and fifteen (15) months for all other HITEL PRODUCTS (except third party PRODUCT'S warranty is their manufacturer's warranty) from the date of delivery to DISTRIBUTOR provided that:

         (a) HITEL is promptly notified in writing of any warranty claim; and

         (b) DISTRIBUTOR provides HITEL with the means and access to examine and test the PRODUCTS within a reasonable period of time, and at DISTRIBUTOR's cost; and

         (c) HITEL's examination of such items shall disclose to its reasonable satisfaction that the claimed defect in the PRODUCTS constitutes a breach of the above warranty and was not caused by such occurrences as misuse, abuse, neglect, improper handling, installation, operation, maintenance, unauthorized repair, alteration or accident. Modification of PRODUCTS by DISTRIBUTOR or at DISTRIBUTOR's direction, unless specifically authorized in writing by HITEL, shall invalidate the above warranty; and

         (d) DISTRIBUTOR complies in all respects with the procedures for implementing HITEL's warranty protections set forth in HITEL's Material Return Authorization (MRA) Policy in Exhibit G hereof.

         This Limited Warranty does not cover any items normally consumed in operation of Products (such as lamps and fuses) or cosmetic damage.

         HITEL's liability under this warranty is limited to repairing, replacing or issuing a credit in the amount of the unit Agreement price, at its election, for any such claim. Any repair or replacement shall not extend the warranty period. If HITEL elects to replace a defective PRODUCT, HITEL's obligation is limited to making a replacement PRODUCT available to DISTRIBUTOR F.C.A. HITEL's warehouse, Norcross, Georgia, and does not include such items as the provision of any labor involved or connected therewith, such as that which is required to diagnose trouble, service faults, etc., or removing or installing any PRODUCT, responsibility for any transportation expense other than delivery to the F.C.A. point, and any taxes, duties or the like in connection therewith.

         DISCLAIMER OF WARRANTY. THIS WARRANTY IS EXTENDED TO DISTRIBUTOR ONLY AND IS NOT TRANSFERABLE TO SUBSEQUENT PURCHASERS OR USERS OF PRODUCTS. THIS WARRANTY IS GIVEN IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL HITEL BE LIABLE FOR DAMAGES IN EXCESS OF THE VALUE OF THE DEFECTIVE PRODUCT(S) OR PART, NOR SHALL HITEL BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OF ANY KIND OR FOR LOSS OF USE OF THE PRODUCTS.

15.      REPAIR OUT OF WARRANTY

         HITEL agrees to perform repair service on PRODUCTS returned by DISTRIBUTOR to HITEL's designated repair facility during the term of this Agreement and for a period of three (3) years after the last delivery of PRODUCT under this Agreement. All PRODUCT returned by DISTRIBUTOR to HITEL for repair will be repaired only if deemed repairable in HITEL's sole discretion. DISTRIBUTOR will follow the procedure in Exhibit G (MRA Policy, which may be changed at Hitel's sole discretion) for the return of PRODUCT for repair. Repaired PRODUCT will be shipped to DISTRIBUTOR within thirty (30) days (unless specified differently in said Exhibit G) after receipt of PRODUCT at HITEL's designated repair facility. DISTRIBUTOR will be billed for such repair at HITEL's current prices in effect at the time DISTRIBUTOR presents PRODUCT for repair. A copy of HITEL's current repair price list is attached to Exhibit G. In no event will HITEL be liable for data stored on PRODUCTS presented for repair.

16.      REPAIR AND RETURN PROCEDURE

         The repair and return procedure for handling repairs both in and out of warranty (Section-14) is set forth in HITEL's Material Return Authorization
(MRA) Policy set forth in Exhibit G. The

MRA Policy is available to DISTRIBUTOR upon request and may be changed by HITEL upon thirty (30) days written notice by HITEL.

17.      INSPECTION AND TESTING

         (a) Unless otherwise agreed in writing, HITEL's factory inspection shall be final.

         (b) Should any specific inspection or test be requested by DISTRIBUTOR, all expenses therefor shall be at DISTRIBUTOR's expense and the delivery period and validity period (if any) shall be adjusted accordingly.

18.      PRODUCT MARKING

         All PRODUCTS sold to DISTRIBUTOR under this Agreement which bear the HITEL or Hitachi name and/or logo, shall not have such name or logo removed nor defaced by DISTRIBUTOR. The placing of the DISTRIBUTOR logo on PRODUCTS sold under this Agreement is permitted only upon the prior written consent of HITEL.

19.      FORCE MAJEURE

         Any cause beyond the reasonable control of HITEL or HITEL's suppliers, including but not limited to sabotage, fires, floods, strikes, riots, labor difficulties, insurrection, war, priorities created at the request or for the benefit of, directly or indirectly, any government authority, agency or agencies thereof, act of God, breakdown of machinery or equipment, or inability to obtain material, labor, equipment or transportation, which results in HITEL's failure to perform in accordance with the terms hereof, shall not give rise to any liability or damages on account of such delay or nonperformance, but shall be deemed an excuse for HITEL's performance. In any such event, HITEL shall have the right, at its election and without any liability on it to DISTRIBUTOR to (a) cancel all or any portion of this Agreement, or (b) perform the Agreement as so restricted or modified to the extent determined by HITEL in its sole and absolute discretion or (c) perform the Agreement within a reasonable time after the causes for nonperformance or delay have terminated.

20.      ADVERTISING AND MEDIA RELATIONS

         HITEL may, as it deems necessary and desirable, advertise PRODUCTS on a national or local basis. HITEL may list DISTRIBUTOR's name, address and telephone numbers in its advertising and promotional materials, at its discretion, for as long as this Agreement is in force.

21.      TRADEMARKS

         DISTRIBUTOR does not have and is not granted any right or interest in or to the name "HITACHI", "HITACHI TELECOM (USA), INC.", "HITEL" or any trademark or trade names owned, used or to be owned or used by HITEL or HITACHI, LTD. Any use of such names, trade names or trademarks by DISTRIBUTOR shall be only upon the prior written consent of HITEL and for HITEL's exclusive benefit. Under no circumstances shall DISTRIBUTOR register any such name, trademarks or trade name. DISTRIBUTOR further agrees not to contest or dispute, directly or indirectly, HITEL's or HITACHI, LTD.'s proprietary interest in or ownership of the name "HITACHI", or any trade names owned or used by HITACHI, LTD. or HITEL. DISTRIBUTOR shall not remove, obliterate, alter or cover the trademark or name "HITACHI" on any PRODUCT. However, DISTRIBUTOR may place on PRODUCTS its own name or trademark.

22.      PATENTS

         (a) HITEL agrees to defend, at its expense, any suit or proceeding brought against DISTRIBUTOR based upon a third party claim of direct infringement of a U.S. patent by PRODUCTS furnished hereunder. HITEL also agrees to hold DISTRIBUTOR harmless against actual damages for such direct infringement.

         (b) HITEL's agreement to defend and its obligation to indemnify DISTRIBUTOR herein, which extends only to actual damages for direct infringement of a U. S. patent which are awarded against DISTRIBUTOR in such suit or proceeding, are subject to the following terms and conditions:

                  (1) The agreement and obligation shall arise only if DISTRIBUTOR gives HITEL prompt notice of the infringement claim; grants HITEL, in writing, exclusive control over its defense and settlement; and provides reasonable information and assistance to HITEL at HITEL's expense, in the defense of such claim;

                  (2) The agreement and obligation will cover only the PRODUCT as delivered by HITEL to DISTRIBUTOR and not to any modification or addition made by DISTRIBUTOR or third parties;

                  (3) The agreement and obligation shall not cover: (i) any claim based on the furnishing of any information, service or technical support to DISTRIBUTOR; or (ii) any claim of infringement of any third party's rights arising from use of any PRODUCT furnished hereunder in combination with any other products or articles if such infringement would be avoided by the use of the PRODUCT alone, nor does it extend to any PRODUCT furnished hereunder of DISTRIBUTOR's design or formula; or (iii) any claim that the use of the PRODUCTS furnished hereunder infringes any third party's process patent rights; or (iv) any claim of infringement of any -third party's rights in respect to patents, where it is the policy of such third party to offer patent license agreements separately to end users;

                  (4) If an infringement claim is asserted, or if HITEL believes one likely, HITEL will have the right, but not the obligation: (i) to procure for DISTRIBUTOR the right to use the PRODUCTS furnished hereunder for the use contemplated by HITEL and DISTRIBUTOR in making this Agreement; (ii) to modify the PRODUCTS furnished hereunder as appropriate to avoid such rightful claim of infringement, as long as modification for this purpose does not materially impair the operation thereof; or (iii) to accept the PRODUCT returned and reimburse DISTRIBUTOR for the purchase price thereof less a reasonable charge for wear and tear; and

                  (5) The sale of any PRODUCT hereunder does not convey any license by implication, estoppel, or otherwise covering combinations of any PRODUCT furnished hereunder with other devices, articles or elements.

         (c) DISTRIBUTOR shall indemnify and hold HITEL and its supplier(s) harmless against any expense or liability from claims of patent infringement of any patents related to PRODUCTS sold hereunder arising from: (i) HITEL's compliance with specifications or instructions furnished by DISTRIBUTOR; (ii) use of any PRODUCT hereunder in connection with a manufacturing or other process; or (iii) use of any PRODUCT in combination with products not supplied by HITEL.

THE FOREGOING STATES HITEL'S EXCLUSIVE OBLIGATION WITH RESPECT TO CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS OF ANY KIND, AND IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED. IN NO EVENT SHALL HITEL'S TOTAL LIABILITY TO DISTRIBUTOR EXCEED THE PURCHASE PRICE RECEIVED BY HITEL FROM DISTRIBUTOR OF THE ALLEGED INFRINGING PRODUCT(S).

23.      CONFIDENTIALITY

         HITEL may, from time to time during the term of this Agreement, furnish DISTRIBUTOR Confidential Information relating to PRODUCTS. "Confidential Information" includes without limitation:

         (i) any source code and internal (programmers') documentation for any software disclosed to DISTRIBUTOR;

         (ii)     non-public financial information concerning HITEL;

         (iii)    HITEL's or Hitachi, Ltd.'s research and development;

         (iv)     HITEL's pricing or marketing plans;

         (v) technical support information, materials and documentation concerning the operation, design and functionality of HITEL's PRODUCTS;

         (vi)     HITEL's customer lists; and

         (vii)    any information designated as confidential in writing.

         Confidential Information may be furnished orally, in written form, including descriptive material, diagrams, specifications and other documents, or by way of consignment. Written Confidential Information shall be marked "Confidential". DISTRIBUTOR agrees that all Confidential Information made available to it by HITEL shall be kept strictly confidential by it, and DISTRIBUTOR shall not divulge any such Confidential Information to any other person, firm, corporation, association or entity without the express prior written consent of HITEL. Confidential Information may be disclosed only to such of DISTRIBUTOR's employees who reasonably require access to such Confidential Information for the purpose for which it was disclosed. DISTRIBUTOR shall not make use of such Confidential Information without HITEL's prior written consent and agrees that in no event shall it use any such Confidential Information in connection with the manufacture by it or by others of any product or equipment similar to the PRODUCTS. The obligations of DISTRIBUTOR under this paragraph shall survive any termination of this Agreement for a period of seven (7) years.

         Information shall not be deemed confidential information or know-how if it is:

         (a) publicly available prior to this Agreement or is made publicly available by HITEL without restrictions;

         (b) rightfully received by DISTRIBUTOR from third parties without accompanying secrecy obligations;

         (c) already in DISTRIBUTOR's possession and was lawfully received from sources other than HITEL;

         (d) independently developed by DISTRIBUTOR and can be so shown by written evidence; or

         (e) approved in writing by HITEL for release.

         The secrecy of the confidential information and know-how shall be maintained for a period of seven (7) years from the day of disclosure thereof. Upon request of HITEL, any written information subject to these provisions shall be returned to HITEL.

24.      INDEMNIFICATION BY DISTRIBUTOR

         DISTRIBUTOR agrees to indemnify, defend and save harmless HITEL and its officers, directors, agents, employees, shareholders, legal representatives, successors and assigns, and each of them, from any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, judgments, losses, damages, costs, charges, attorneys' fees, and other expenses of every nature and character by reason of DISTRIBUTOR's business and/or actions with respect to the PRODUCTS including any claims, actions or suits not covered under HITEL's warranty as set forth in Section 14 hereof. DISTRIBUTOR further agrees that the provisions contained in this Section 24 shall survive the termination or expiration of this Agreement.

25.      LIMITATIONS

         HITEL WILL NOT BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY THEREOF IN ADVANCE. THESE LIMITATIONS APPLY TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING WITHOUT LIMITATION CAUSES OF ACTION ARISING OUT OF TERMINATION OF THIS AGREEMENT, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION AND OTHER TORTS. NO ACTION MAY BE BROUGHT BY DISTRIBUTOR AT ANY TIME MORE THAN TWELVE (12) MONTHS AFTER THE CAUSE OF ACTION ARISES. IN NO EVENT SHALL HITEL'S LIABILITY IN CONNECTION WITH PRODUCTS OR THIS AGREEMENT EXCEED AMOUNTS PAID TO HITEL BY DISTRIBUTOR HEREUNDER.

26.      TERMINATION

26.1     This Agreement will terminate:

         (a) On the thirtieth (30th) day after either party gives the other notice of a material breach by the other of any term or condition of this Agreement, or of any agreement between

HITEL and DISTRIBUTOR relating to the Products, unless the breach is cured before that day; or

         (b) When DISTRIBUTOR experiences any significant change in the ownership, control, organization, legal form of doing business, key personnel, merger or consolidation which HITEL, in its discretion, believes will have an adverse effect on future sales or service.

         (c) Either party may terminate this Agreement on ten (10) days written notice if the other party is insolvent, files a petition of bankruptcy, or has made any assignment by operation of law or otherwise of this Agreement or of any of its rights hereunder for the benefit of creditors.

         (d) As provided in Sections 4 and 10 hereof.

26.2     After termination:

         (a) DISTRIBUTOR may continue to sell the Products in its possession for which it has fully paid HITEL, and to market those Products in its customary manner in the ordinary course of business.

         (b) DISTRIBUTOR's payment and indemnification obligations arising prior to termination and the obligations of each party to keep the other's Confidential Information confidential, will remain in force.

         (c) The due date for all invoices for Products or Spare Parts shall automatically be accelerated so that they shall immediately become due and payable on the effective date of termination, even if longer terms had been provided previously. This Subsection (c) does not apply to termination due to expiration of the term of the Agreement as provided for in Section 4.

         (d) In the event of termination of this Agreement due to DISTRIBUTOR's material breach, HITEL's obligation to provide Spare Parts and repair support under this Agreement will terminate at that same time.

         (e) DISTRIBUTOR shall immediately cease to hold itself out as an Authorized DISTRIBUTOR of HITEL PRODUCTs and shall cease to exercise any rights granted in accordance with this Agreement, and remove all signs, telephone directory listings, advertisements, logotypes, names, insignia and/or all other promotional materials identifying it in any way as an authorized HITEL DISTRIBUTOR. DISTRIBUTOR shall return to HITEL all copies of HITEL furnished proprietary information except information specifically required to operate and maintain installed PRODUCTS.

26.3 Liability and Other Remedies. Neither party will be liable for damages of any kind as a result of exercising its right to terminate this Agreement, and termination will not affect any other right or remedy available in law or in equity of either party.

27.      EXPORT CONTROL PROVISIONS

         Neither party shall commit any act or request the other party to commit any act which would violate either the letter or spirit of the export control laws or regulations of the United States, or other export control laws, rules or regulations, and neither party shall fail to take any action reasonably within its capacity to assure compliance with such laws, rules or regulations.

         DISTRIBUTOR represents and warrants that it shall not, directly or indirectly, export, re-export or transship PRODUCTS and/or technical data ("the Commodities") in violation of any applicable export control laws promulgated and administered by the government of any country having jurisdiction over the parties or the transaction(s) contemplated herein.

         HITEL shall have the right to refuse to accept DISTRIBUTOR orders for PRODUCTS, or to deliver PRODUCTS to fulfill any previously accepted DISTRIBUTOR order if HITEL determines, in good faith, that such proposed sale or other disposition of the PRODUCTS poses an unreasonable risk of a violation of any applicable export control law or regulation.

         DISTRIBUTOR acknowledges that various countries' laws and regulations regulate the export of computer products and technology, and may prohibit use, sale, or re-export of same. If DISTRIBUTOR knows, becomes aware of, or has reason to know that the PRODUCTS and any technology in conjunction therewith are for use in connection with the design, development, production, stockpiling, or use of nuclear, chemical, or biological weapons or missiles, or if DISTRIBUTOR sells or transfers its title and/or right to use all and/or any part of the PRODUCTS, and/or other products or materials supplied by HITEL to a third party or itself exports the PRODUCTS, DISTRIBUTOR shall ensure that all current export restrictions are observed.

         In the event HITEL refuses to deliver PRODUCTS to fulfill previously accepted DISTRIBUTOR orders as set forth in the paragraph immediately preceding, or the necessary export or re-export authorizations are not obtained within a reasonable period of time, HITEL, at its option, may cancel the order or Agreement, without penalty.

28.      RELATIONSHIP OF PARTIES

         The relationship created between the parties hereto is that of vendor and vendee, and neither party nor any of its employees, customers or agents shall be deemed to be the representative, agent or employee of the other party for any purpose whatsoever, nor shall any of them have any right or authority to assume or create an obligation of any kind or nature, expressed or implied, on behalf of the other, nor to accept service of any legal process addressed to or intended for the other.

29.      NOTICES

         DISTRIBUTOR shall provide HITEL immediate written notice of any of the following events: (i) any material change in DISTRIBUTOR's business or financial situation; (ii) any significant sale, bequest, or other transfer of the ownership (or any portion thereof) of

         DISTRIBUTOR's business; (iii) a change in DISTRIBUTOR's service management; and (iv) a change in the location of DISTRIBUTOR's senior sales or service facilities or personnel.

         All notices to be given pursuant to this Agreement shall be in writing and sent by registered or certified mail, return receipt requested, postage pre-paid, to the address of the respective party first set forth above or to such other address as such party may hereafter designate by notice in accordance with this paragraph.

30.      NONASSIGNMENT

         DISTRIBUTOR shall not voluntarily or by operation of law, assign this Agreement or any right accruing to it hereunder or delegate any duty owed by it, without the prior written consent of HITEL. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective permitted successor in interest and permitted assigns.

31.      ARBITRATION CLAUSE

         Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof ("Dispute"), shall be settled by binding arbitration, conducted on a confidential basis, under the then current Commercial Arbitration Rules of the American Arbitration Association ("the Association") strictly in accordance with the terms of this Agreement and the substantive law of the State of New York. The arbitration shall be held at a mutually agreeable location in New York, NY and conducted by one arbitrator chosen from a list of attorneys who are members of the Association's commercial arbitration panel, from a neutral geographic location, who is knowledgeable about telecommunications systems and private branch exchange systems and who has been engaged in the practice of law for a period of at least ten (10) years. If the parties cannot promptly, within 30 days, agree on the selection of the arbitrator, the arbitrator will be chosen pursuant to Rule 13 of the Commercial Arbitration Rules of the Association. The costs of the arbitration, including fees to be paid to the arbitrator, shall be shared equally by the parties to the Dispute. Each party shall bear the cost of preparing and presenting its case to the arbitrator. The parties to the Dispute shall be limited to taking no more than three (3) depositions each. The length of each deposition shall be limited to one (1) day. No interrogatories shall be permitted. The scope of document production shall be governed by the Commercial Arbitration Rules of the Association and the decision of the arbitrator with respect thereto.

         The arbitration shall be completed within six (6) months from the date of the selection of the arbitrator. The arbitrator shall issue his/her award and a brief description of the basis for the award in writing. The judgment upon the award rendered by the arbitrator may be entered and enforced in any court of competent jurisdiction. Neither party shall be precluded hereby from seeking provisional remedies in the courts of any jurisdiction including, but not limited to, temporary restraining orders and preliminary injunctions, to protect its rights and interests, but such shall not be sought as a means to avoid or stay arbitration. The parties agree that they have voluntarily agreed to arbitrate their disputes in accordance with the foregoing.

32.      WAIVER

         No claim or right arising out of a breach of this Agreement shall be discharged in whole or in part by a waiver or renunciation of the claim or right unless the waiver or renunciation is in writing signed by the aggrieved party. The failure of DISTRIBUTOR or HITEL to enforce at any time or for any period of time any of the provisions hereof shall not be construed to be a waiver of such provisions nor the right of DISTRIBUTOR or HITEL thereafter to enforce each and every such provision.

33.      MISCELLANEOUS

         (a) Each party hereto warrants and represents to the other that it is legally free to enter into this Agreement, that the execution hereof has been duly authorized, and that the terms and conditions of this Agreement, and each party's obligations hereunder, do not conflict with or violate any terms or conditions of any other agreement or commitment by which such party is bound.

         (b) This Agreement, including all Exhibits hereto, is intended to be the sole and complete statement of the obligations of the parties relating to the subject matter hereof, and supersedes all previous understandings, agreements, negotiations and proposals as to this Agreement. Any pre-printed or other terms and conditions on DISTRIBUTOR's order form or HITEL's confirmation or acknowledgement form shall be of no force or effect. Except as otherwise provided herein, no provisions of this Agreement shall be deemed waived, amended or modified by any party unless such waiver, amendment or modification shall be in writing and duly signed by both parties hereto. The paragraph headings are for purposes of convenience only.

         (c) This Agreement may be executed in several counterparts, each of which shall be deemed the original, but all of which shall constitute one and-the same instrument.

34.      APPLICABLE LAW

         This Agreement and the relationship created hereby shall be governed and construed in all respects in accordance with the law of the State of Georgia, United States of America.

         IN WITNESS WHEREOF, THE PARTIES hereto have duly executed this Agreement as of the day and year first above written.

HITACHI TELECOM (USA), INC.                 XETA Technologies
                                            ------------------------------------


By:                                         By:
   -------------------------------             ---------------------------------

Title: President                            Title: Sr. V.P., Sales & Service
                                                  ------------------------------

                                    EXHIBIT A

                               PRODUCT DEFINITION


         The term "PRODUCT" as used in this agreement means the digital HCX5000, HCX5000i, and Telephones listed below. In the case of the HCX5000i , it includes new sheet metal, new common control circuitry and PC based MAXimilian applications. HCX5000i DOES NOT INCLUDE CTI OR SERVER BASED MAXIMILIAN APPLICATIONS. The systems include both hardware and software required to enable the system to function according to its specifications. All PRODUCT software is licensed to DISTRIBUTOR pursuant to the terms and conditions of this Agreement, including this Exhibit A, and shall not be deemed to be sold to or purchased by DISTRIBUTOR. The following application PRODUCTS including but not limited to application specific software are included in this Agreement. Any application PRODUCTS not listed are not covered by this Agreement.

         APPLICATION PRODUCTS                                    HCX5000 SYSTEMS
         WeICOMM(R)                                                   HCX5000i(R)
         Residential                                                  HCX5100(R)
         Extended Stay                                                HCX5300(R)
         RV/Senior/Assisted Living                                    HCX5400(R)
         COMMerce(R)                                                  HCX5500(R)

         PC BASED MAXIMILIAN APPLICATION SOFTWARE
         TELEDEX AND TELEMATRIX TELEPHONES
         INNOVATIONS VOICE MAIL SYSTEMS

ALL OF THE SOFTWARE PROVIDED PURSUANT TO THIS AGREEMENT INCLUDING EACH OF THE APPLICATION PRODUCTS IS PROVIDED FOR THE LIMITED PURPOSES CONTEMPLATED IN THIS AGREEMENT. DISTRIBUTOR SHALL ONLY BE AUTHORIZED TO USE, SUBLICENSE OR THE LIKE ANY OF THE SOFTWARE PROVIDED BY HITEL WITH THE SPECIFIC HCX5000 OR HCX5000i THAT INCORPORATES SUCH SOFTWARE OR FOR WHICH SUCH SOFTWARE IS EXPRESSLY PROVIDED AND IN CONJUNCTION WITH LEGITIMATE EFFORTS BY DISTRIBUTOR TO RESELL THE DIGITAL HCX5000 OR HCX5000i COVERED BY THIS AGREEMENT. IN ADDITION, DISTRIBUTOR AND ITS CUSTOMERS SHALL BE BOUND BY THE TERMS AND CONDITIONS OF USE OF THE SOFTWARE CONTAINED IN THE SHRINK-WRAP LICENSES PACKAGED WITH EACH RESPECTIVE SOFTWARE PACKAGE, A COPY OF WHICH IS ATTACHED TO THIS EXHIBIT A.

THE TERM "PRODUCT" NOT ONLY INCLUDES THE ABOVE SYSTEMS AND PARTS, BUT ALSO UPGRADES, SUBCOMPONENTS AND REPAIRED ITEMS TO THESE SYSTEMS THAT ARE OFFERED FOR SALE BY HITEL. UPGRADES FROM THESE SYSTEMS TO OTHER HCX5000 SYSTEMS THAT ARE NOT LISTED ARE NOT INCLUDED IN THE TERM "PRODUCTS".

                          SHRINK-WRAP LICENSE AGREEMENT

READ THE TERMS AND CONDITIONS OF THIS LICENSE AGREEMENT CAREFULLY BEFORE OPENING THE PACKAGE CONTAINING THE PROGRAM DISKETTES, THE SOFTWARE THEREIN, AND ACCOMPANYING DOCUMENTATION (THE "PROGRAM"). THE PROGRAM IS COPYRIGHTED AND LICENSED (NOT SOLD). BY OPENING THE PACKAGE CONTAINING THE PROGRAM, YOU ARE ACCEPTING AND AGREEING TO THE TERMS OF THIS LICENSE AGREEMENT. IF YOU ARE NOT WILLING TO BE BOUND BY THE TERMS OF THIS LICENSE AGREEMENT, YOU SHOULD PROMPTLY RETURN THE PACKAGE IN UNOPENED FORM.

Hitachi Telecom (USA), Inc. ("Licensor") hereby grants to you, and you hereby accept the non-exclusive right to use the Program Diskettes and the computer programs contained therein in machine-readable, object code form only (collectively referred to as the "Software"), and the accompanying documentation only as authorized in this License Agreement. The Software may be used only on a single computer which is owned, leased, or otherwise controlled by you solely for the purpose of your own internal business operation. You may NOT distribute copies of the Software or related documentation to others. You shall use any documentation provided by Licensor only in conjunction with your business use of the Software. This License is restricted to use within the United States and Canada and is not transferable except as expressly provided herein.

You may NOT transfer the Software and License to another person or company unless:

1. you receive the prior written consent of Licensor, and

2. the person or company to whom you are transferring it agrees to accept the terms and conditions of this License and does so in a writing signed by that party. If you transfer the Software, you must at the same time either transfer all copies, whether in printed or machine readable form, to the same party or destroy any copies not transferred. This includes all portions of the Software contained or merged into other programs.

You agree to reproduce and include the copyright notice on any copy, modification or portion merged into another program.

You acknowledge and agree that the Software is a proprietary, unpublished product of Licensor, protected under U.S. copyright law and trade secret laws of general applicability. You further acknowledge and agree that all right, title and interest in and to the Software is and shall remain with Licensor. This License does not convey to you an interest in or to the Software but only a limited right of use revocable in accordance with the terms of this License. You hereby agree that Licensor may hold you liable or responsible for any violation of this License.

YOU MAY NOT USE, COPY, SUBLICENSE, ASSIGN OR TRANSFER THE LICENSE OR THE SOFTWARE IN WHOLE OR IN PART, EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS LICENSE. YOU MAY NOT MODIFY, TRANSLATE, ADAPT, REVERSE ENGINEER, DECOMPILE, DISASSEMBLE, OR CREATE DERIVATIVE WORKS BASED ON THE SOFTWARE OR RELATED DOCUMENTATION. IF YOU TRANSFER POSSESSION OF ANY COPY, MODIFICATION OR MERGED PORTION OF THE SOFTWARE TO ANOTHER PARTY WITHOUT PRIOR WRITTEN CONSENT OF LICENSOR, YOUR LICENSE IS AUTOMATICALLY TERMINATED.

Any attempt to sublicense, assign or transfer any of the rights under this License, except as expressly provided for in this License, will void any of Licensor's duties or obligations hereunder.

TERM

The License is effective until terminated by either party. You may terminate it at any time by destroying the Software together with all copies, modifications, and merged portions in any form. The License will also terminate upon the conditions set forth elsewhere in the Agreement or if you fail to comply with any term or condition of the Agreement. You agree that upon termination, you will destroy the Software together with all copies, modifications and merged portions in any form.

LIMITED WARRANTY

THE SOFTWARE IS PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE ENTIRE RISK AS TO THE QUALITY AND PERFORMANCE OF THE SOFTWARE IS WITH YOU. SHOULD THE SOFTWARE PROVE DEFECTIVE, YOU (AND NOT LICENSOR) ASSUME THE ENTIRE COST OF ALL NECESSARY SERVICING, REPAIR OR CORRECTION. SOME STATES DO NOT ALLOW THE EXCLUSION OF IMPLIED WARRANTIES, SO THE ABOVE EXCLUSION MAY NOT APPLY TO YOU. THIS WARRANTY GIVES YOU SPECIFIC LEGAL RIGHTS AND YOU MAY ALSO HAVE OTHER RIGHTS, WHICH VARY, FROM STATE TO STATE.

Licensor does not warrant that the functions contained in the Software will meet your requirements or that the operation of the Software will be uninterrupted or error free.

LIMITATIONS OF REMEDIES

Licensor's entire liability to you or any other party for any loss or damages resulting from any claim, demands, or actions arising out of or relating to this License and your exclusive remedy shall be:

1. the replacement of any media which is returned to Licensor, or

2. if Licensor is unable to deliver a replacement media free from defects in materials and workmanship, you may terminate this License by returning any copies of the Software.

IN NO EVENT SHALL LICENSOR OR ITS SUPPLIER(S) BE LIABLE FOR ANY DAMAGES, INCLUDING ANY LOST PROFITS, LOST SAVINGS, OR OTHER INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OR INABILITY TO USE SUCH SOFTWARE EVEN IF LICENSOR OR ITS SUPPLIER(S) HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM BY ANY OTHER PARTY.

SOME STATES DO NOT ALLOW LIMITATIONS OR EXCLUSION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATIONS MAY NOT APPLY TO YOU.

UPDATES

ALL UPDATES, MODIFICATIONS, AND ENHANCEMENTS PROVIDED TO YOU SHALL BECOME PART OF THE MATERIALS GOVERNED BY THE TERMS OF THIS LICENSE.

IF THE REGISTRATION CARD IS NOT RECEIVED BY LICENSOR, LICENSOR IS UNDER NO OBLIGATION TO MAKE AVAILABLE TO YOU ANY UPDATES EVEN THOUGH YOU HAVE MADE PAYMENT OF THE APPLICABLE UPDATE FEE.

GENERAL

This License Agreement shall be governed by the laws of the state of Georgia and shall inure to the benefit of Licensor, its successors, administrators, heirs, and assigns. Should you have any questions concerning this Agreement, you may contact Licensor by writing to Hitachi Telecom (USA), Inc., 3617 Parkway Lane, Norcross, GA 30092.

BY USING THE SOFTWARE, YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, UNDERSTAND IT, AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS. YOU FURTHER AGREE THAT IT IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US WHICH SUPERSEDES ANY PROPOSAL OR PRIOR AGREEMENT, ORAL OR WRITTEN, AND ANY OTHER COMMUNICATIONS BETWEEN US RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

COPY RETENTION

The Software media may not be copy protected in all cases. You may make backup copies for your own use, if available, but this does not mean that you can make unlimited copies. The Software is protected by copyright law. IT IS ILLEGAL TO GIVE A COPY OF THE SOFTWARE TO ANOTHER PERSON OR COMPANY.

                                    EXHIBIT B

                            DISTRIBUTOR REQUIREMENTS


1.       GEOGRAPHICAL COVERAGE

         HITEL appoints DISTRIBUTOR as a nonexclusive distributor for HITEL PRODUCTS as described in Exhibit A. DISTRIBUTOR's appointment covers DISTRIBUTOR's marketing locations shown on the schedule below. DISTRIBUTOR may close any marketing location and relocate it within DISTRIBUTOR's geographical area of coverage. HITEL reserves the right to appoint additional PRODUCT sales distributors anywhere in the United States including any or all of the marketing locations shown below. DISTRIBUTOR shall maintain an adequate and aggressive sales organization at all times during the term of this Agreement in order to assure maximum distribution of PRODUCTS.

         REGION
           U.S.
         ----------------------------------------

         ----------------------------------------

         ----------------------------------------

         ----------------------------------------

         ----------------------------------------

         ----------------------------------------

2.       REQUIRED SUPPORT CAPABILITIES

         (a) Technical Assistance Center

         DISTRIBUTOR is required to maintain a Technical Assistance Center (TAC) to provide second level remote maintenance support of all geographical areas covered in (1). DISTRIBUTOR agrees to provide TACs as described above located as follows:

                           Broken Arrow, OK
                           ----------------------------------------

                           ----------------------------------------
                           National Service Center
                           ----------------------------------------

                           ----------------------------------------

                           ----------------------------------------

                           ----------------------------------------

         DISTRIBUTOR will inform HITEL which systems will be handled by each TAC.

         (b) Spare Parts. DISTRIBUTOR is required to maintain an adequate supply of spare parts (as defined in Exhibit G) in each geographical region covered in
(1) to support troubleshooting of system problems and normal system maintenance.

         (c) DISTRIBUTOR is required to maintain or provide access to a minimum of two (2) HITEL Certified Technicians per geographical region served. National Distributors (REGION is Continental U.S.) are required to maintain a minimum of 15 HITEL Certified Technicians.

         (d) DISTRIBUTOR is required to furnish to HITEL as part of this Agreement, a list of HITEL certified technicians. DISTRIBUTOR is also required to furnish to HITEL a technical support authorization, in writing, designating the certified technicians authorized by DISTRIBUTOR to call HITEL for third level support, and authorized by DISTRIBUTOR to issue purchase orders to HITEL during non-business hours and in emergency situations. Such list must include technician's name and certification number (by Hitachi product).

         (e) Immediately upon termination or separation from DISTRIBUTOR's employ of any such listed certified technician, DISTRIBUTOR is required to notify HITEL in writing of such termination or separation. Until such written notice is received, HITEL may provide such technician with the services for which they were previously authorized and HITEL will in no way be responsible for the actions of such terminated technician. Upon receipt of such written notice, HITEL will remove said technician's name from its approved list until such time as said technician has been employed and re-registered with HITEL by the same or another Authorized Distributor. The charge by HITEL to Authorized Distributors for re-registration of certified technicians shall be seventy-five ($75.00) Dollars per individual re-registered.

                          HITACHI CERTIFIED TECHNICIANS

Distributor: XETA Technologies              Date: Dec. 12, 2001
            ---------------------------          -------------------------------

Contract Year: Jan 2002-Dec 2002

                        Technician Name                                City, State                 HCX ID#
                        ---------------                                -----------                 -------
                        (see attached)









     list all employees who have received a Technician Certification Number. DISTRIBUTOR is responsible for notifying HITEL when a technician leaves the employ of the DISTRIBUTOR.

                          Hitachi Certified Technicians
          Distributor: Xeta Technologies              Date: 12/13/2001
                        Contract Year: Jan 2002-Dec 2002

TECHNICIAN NAME         CITY, STATE    CLSCODE   CERTIFICATION NUM  PRIV  WEB ACCESS LEVEL
---------------         -----------    -------   -----------------  ----  ----------------
      *                      *                           *          0     1
      *                      *         H2                *          3
      *                      *         H2                *          3
      *                      *         H2                *
      *                      *         H2                *          3     1
      *                      *         H2                *          4
      *                      *         H2                *          3     1
      *                      *         H2                *          3
      *                      *         H1                *          4
      *                      *         E2                *          4
      *                      *         D2                *          4
      *                      *         H2                *          3
      *                      *         H2                *          3
      *                      *         H2                *          3
      *                      *         H2                *          3
      *                      *         H2                *          3
      *                      *         H2                *          3     1
      *                      *         D2                *          3     1
      *                      *         H2                *          3
      *                      *         D2                *          3
      *                      *         H1                *          3
      *                      *         H2                *          3
      *                      *         H2                *          4
      *                      *         H2                *          3
      *                      *         H2                *          3     1
      *                      *                           *          3     1
      *                      *         H2                *          3     1
      *                      *         H2                *          3
      *                      *         H2                *          3
      *                      *         H2                *          4
      *                      *         H2                *          3
      *                      *         H2                *          4
      *                      *         H2                *          3
      *                      *         H2                *          3
      *                      *         H1                *          3
      *                      *         H2                *          3
      *                      *         H2                *          3     1
      *                      *                           *          3     1
      *                      *         H2                *          3     1
      *                      *         D2                *          3     1
      *                      *         H2                *          3
      *                      *         H2                *          3     1
      *                      *                           *          0
      *                      *         H2                *          3     1
      *                      *         H2                *          4     1
      *                      *         H2                *          3
      *                      *         H2                *          3
      *                      *         H2                *          3
      *                      *         H2                *          3
      *                      *         H2                *          3
      *                      *                           *          3     1
      *                      *         H2                *          3     1
      *                      *         H2                *          4     1
      *                      *                           *          0     1

* The asterisk (*) indicates that material has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the rules to the Securities and Exchange Act of 1934, as amended.


     List all employees who have received a Technician Certification Number. DISTRIBUTOR is responsible for notifying HITEL when a technician leaves the employ of the DISTRIBUTOR

                                    EXHIBIT C

                         SYSTEM QUANTITIES AND DISCOUNTS


     HITEL periodically issues list price information in written or "autoquote" form for new systems, upgrade orders, parts, sub-components and Material Return Authorization (MRA). This information is referred to in this Agreement as HITEL Price Guides. The current new system autoquote or upgrade and Unit Parts Price Guide represent the only definition of PRODUCTS list prices except where superseded in specific instances by other written quotations issued by HITEL. Discounts in this Exhibit apply to list prices of hardware (or other items defined as discountable in HITEL Price Guides, except for items for which other specific discounts are specified in such Price Guides).

     1. DISTRIBUTOR agrees to purchase and pay for a minimum of _____new systems PRODUCTS or a minimum $ * in total net to Hitel, from Hitel during this contract year. This commitment will yield a discount according to Table 1.


                                     TABLE 1


                                        *








                      DISCOUNT               *            %
                              -----------------------------

     2. Special consideration. DISTRIBUTOR must meet the following based on the commitment level of item 1 of this Exhibit.

         - Per first 6 month period of contract: Minimum purchase and payment of HCX5000 system(s) or at least $______________ net to HITEL.



* The asterisk (*) indicates that material has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the rules to the Securities and Exchange Act of 1934, as amended.

     3. PENALTIES. If DISTRIBUTOR does not order, accept delivery and pay for at least the amount of prorated PRODUCT and meet the other terms defined above during the first six (6) months of the contract year period, HITEL has the option, upon sixty (60) days written notice, to change the discount schedule

     OTHER DISCOUNTS. The following discounts to list prices also apply:

- Upgrade Orders. Upgrade orders are quoted at a net price. No discount may be applied.

- Parts Orders:

     (a) A volume order of more than * net price, covered by one (1) purchase order, shipped as a unit (except for back order items) to one (1) address with a minimum delivery schedule of 30 days, shall receive * , discount off list price.
NOTE: The * amount must be met after the discount is applied.

     (b) Less than      *       net cost per order shall receive a discount of
    *     off list price.

     (c) All expedited orders shall be charged the then current expedite fees.

- Sub-component orders                                        0%

- Material Return Authorization Repair and Return             0%




* The asterisk (*) indicates that material has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the rules to the Securities and Exchange Act of 1934, as amended.

                            Exhibit D Forecast Sheet                    12-18-01

                       EXHIBIT D 6 MONTH SALES PROJECTION

         DECEMBER            JANUARY             FEBRUARY             MARCH               APRIL                 MAY
     QTY      DOLLARS    QTY      DOLLARS    QTY      DOLLARS    QTY      DOLLARS    QTY      DOLLARS    QTY      DOLLARS
     ---      -------    ---      -------    ---      -------    ---      -------    ---      -------    ---      -------








                                    EXHIBIT E

                      PAYMENT AND ADDITIONAL DELIVERY TERMS


     Standard payment terms are net thirty (30) days after shipment from HITEL for the total outstanding invoiced amount, including new systems, parts, patches, upgrades, expansions, etc., within the preset credit line. For the portion, if any, exceeding the preset credit line, HITEL requires a cash payment or issuance of an irrevocable letter of credit before shipment. HITEL may revoke the net thirty (30) days payment terms at any time upon written notice to DISTRIBUTOR stating the reason(s) for such revocation and insist upon an irrevocable letter of credit, payment in advance or such other method as HITEL may determine for all goods to be delivered after such notice.

     Any invoices which remain due and payable after thirty (30) days are subject to a 1.67 percent (1.67%) per month service charge for each month or the fraction thereof that the payment is not received by HITEL, or, if this interest rate exceeds the maximum allowed by applicable law, then at the maximum lawful rate.

     Two other payment terms may be chosen by noting their selection on the purchase order. IF NO SELECTION IS NOTED, NET 30 DAYS WILL APPLY.

     1. - NET 60 WITH INTEREST. Payment terms are net sixty (60) days after shipment from HITEL for the total outstanding invoiced amount, including new systems, parts, patches, upgrades, expansions, etc., within the preset credit line. For the portion, if any, exceeding the preset credit line, HITEL requires a cash payment or issuance of an irrevocable letter of credit before shipment. No interest will be charged on any outstanding balance during the first 30 days. Any balance which remains due and payable after thirty (30) days is subject to a
1.2 percent (1.2%) per month service charge for day 31 through the date when HITEL receives payment. HITEL may revoke the NET 60 WITH INTEREST payment terms at any time upon written notice to DISTRIBUTOR stating the reason(s) for such revocation and insist upon an irrevocable letter of credit, payment in advance or such other method as HITEL may determine for all goods to be delivered after such notice.

     Any balance which remains due and payable after sixty (60) days is subject to a 1.67 percent (1.67%) per month service charge for each month or the fraction thereof that the payment is not received by HITEL, or, if this interest rate exceeds the maximum allowed by applicable law, then at the maximum lawful rate.

     2. - 50/50. Payment terms are 50% before shipment and 50% net sixty (60) days after shipment from HITEL for the total outstanding invoiced amount, including new systems, parts, patches, upgrades, expansions, etc., within the preset credit line. For the portion, if any, exceeding the preset credit line, HITEL requires a cash payment or issuance of an irrevocable letter of credit before shipment. HITEL may revoke the 50/50 payment terms at any time upon written notice to DISTRIBUTOR stating the reason(s) for such revocation and insist upon an irrevocable letter of credit, payment in advance or such other method as HITEL may determine for all goods to be delivered after such notice. HITEL may revoke the 50/50 payment terms at any time upon written notice to DISTRIBUTOR stating the reason(s) for such revocation and insist an irrevocable letter of credit, payment in advance or such other method as HITEL may determine for all goods to be delivered after such notice.

Any balance which remains due and payable after the above mentioned terms is subject to a 1.67 percent (1.67%) per month service charge for each month or the fraction thereof that the payment is not received by HITEL, or, if this interest rate exceeds the maximum allowed by applicable law, then at the maximum lawful rate.

     So long as HITEL has not received full and complete payment for delivered PRODUCTS, a security interest in the PRODUCTS shall be created and remain in HITEL until HITEL receives full payment of the purchase price thereof. It is further understood and agreed that until said security interests are extinguished as set forth herein, HITEL shall have the absolute right to repossess and resell the PRODUCTS.

     It is understood by the parties hereto that the ability of DISTRIBUTOR to make the payments contemplated hereunder is of the essence of this Agreement and in the event that DISTRIBUTOR is unable to make the payments in accordance with the terms and conditions of this Agreement, for any reason or cause, including without limitation, by virtue of any regulation or order of any government authority, HITEL, in addition to whatever other remedies may be available to it, may elect to terminate this Agreement immediately.

     Delivery of all products is F.C.A. Hitachi Telecom (USA), Inc., Norcross,
GA.

     Any orders, which at DISTRIBUTOR'S request, are not shipped within sixty
(60) days of acceptance by HITEL shall be subject to a rental charge as described in HITEL price guides.

     DISTRIBUTOR shall not have the right to cancel, reschedule, change or modify all or any portion or installment of any PRODUCT covered by this Agreement without HITEL's prior written consent. Each cancellation so agreed to by HITEL shall be subject to a cancellation fee as described in HITEL price guides.

                                    EXHIBIT F

                                     NOTICES


All notices to be given pursuant to this Agreement shall be in writing and sent by registered or certified mail.

         DISTRIBUTOR:             XETA Technologies
                                  ------------------------------
                                  1814 W. Tacoma
                                  ------------------------------
                                  Broken Arrow, OK 74012
                                  ------------------------------

                                  Attention: President
================================================================================


         HITEL:                   Hitachi Telecom (USA), Inc.
                                  3617 Parkway Lane
                                  Norcross, GA 30092

                                  Attention: President or Director PBX Business

                                    EXHIBIT G

                          MATERIAL RETURN AUTHORIZATION


     Attached is HITEL's current Material Return Authorization Policy. This policy is subject to change by HITEL upon written notice.

                 HCX5000 MATERIAL RETURN AUTHORIZATION PROCEDURE
================================================================================
ISSUE 4.0, APRIL 1996                                                     PAGE i


I.       POLICIES

1. The Material Return Authorization (MRA) program described herein is offered only to authorized Hitachi Telecom (USA). Inc. (HITEL) Distributors.

2. Subject to the terms and conditions of the Distributor Agreement between the Distributor and HITEL and the terms and conditions set forth in this statement, HITEL will provide printed circuit boards and technical support for each HCX5000 sold to Distributor until ten (10) years from the date that the last HCX5000 is sold and shipped to Distributor by HITEL.

3. Distributors are required to have Hitachi certified technicians and to stock spare parts sufficient to handle normal maintenance and most emergencies. In order for distributors to obtain parts and repair of parts from HITEL, distributors must follow the procedures set forth herein.

4. This Material Return Authorization procedure specifies the terms and conditions for returning parts to HITEL.

5. HITEL will use reasonable efforts to repair or replace defective parts as specified herein within thirty (30) days from the date of receipt of said defective parts by HITEL. HITEL in its sole discretion, may replace defective equipment with either used or new equipment as it deems appropriate.

6. Warranty coverage on new HCX5000 systems and parts is defined in the distributorship Agreement.

7. Warranty coverage on repaired parts shall be identical to the warranty set forth in the distributorship Agreement with new HCX5000 systems and parts with the exception that the warranty covering repaired parts will be effective for twelve (12) months from shipment date.

8. Any parts returned without a barcode label will be considered out of warranty.

9. HITEL will only provide advance replacement parts in limited situations described herein under MRA Definitions and Replacement Parts.

II.      MRA DEFINITIONS

1. MRA Repair and Return. All equipment returned to HITEL pursuant to this MRA statement will be treated as MRA Repair and Return, except for cases of MRA Special Approval and MRA DOA as defined herein. All MRA Repair and Return will he considered as either in-warranty or out-of-warranty.

2. In-Warranty. Parts which are covered by an HITEL warranty that has not expired and is otherwise in effect and which are not subject to any exceptions, exclusions or the like will be treated as in-warranty according to the warranty provisions set out in the Distributor Agreement.

3. Out-of-Warranty. Parts which are not covered by an HITEL warranty for whatever reason will be treated as out-of-warranty.

4. MRA DOA. Parts will be treated as Dead on Arrival (DOA) only when they meet the following criteria:

         a. New systems and parts found to be defective due to poor material or workmanship within sixty (60) days of the date of shipment must be reported to HITEL Sales Administration Department within sixty (60) days of the date of shipment.

         b.       MRA DOA may be issued under the following conditions only

                  1. Adequate spares are available on site to troubleshoot the system- (Adequate spares is defined in Appendix
                           A)

                  2. A Distributor's HITEL certified technician is troubleshooting the system on site; and HITEL technical support personnel, working with the Distributor's HITEL certified technician, declares the part to be DOA.

                  3.       Adequate time is available to troubleshoot system.

                                                                         PAGE ii

5. MRA Special Approval. The following cases will be treated as MRA Special Approval. No systems or parts will be treated as MRA Special Approval without written approval and an MRA number issued by HITEL's Sales Administration Department prior to return shipment to HITEL. MRA Special Approval may be issued only under the following conditions:

         a.       Shipments by HITEL of systems or parts that were not ordered.

         b.       The return of loaned equipment

         c. Return of Distributor's Sales Demonstration Equipment for Rehabilitation or Upgrade.

6. DOA Advance Replacement Parts. DOA advance replacement parts are available only under MRA DOA conditions. This allows a Distributor to order replacement parts and when the MRA DOA parts are returned, HITEL will issue a credit against the parts order upon receipt aid inspection of the parts. Credit will be issued only if the Distributor has contacted Hitachi Telecom (USA), Inc.'s System Support Department and verified that parts are defective. Parts must match with the same serial number and bar code labels as the parts shipped.

7. Rejection. HITEL in its sole discretion may reject any equipment or parts that are returned if HITEL determines one of the following conditions exists:

         a.       Equipment damaged by other then defective components or

         b.       Equipment with missing parts.

         c. Improperly packaged equipment. (Refer to Procedure for All Material Return Authorizations, paragraph 8~)

         d. Packages containing returned equipment that do not display appropriate MRA numbers.

         e.       Equipment modified by other than certified Hitachi personnel.

8. Non-Returnable Parts. The following parts are not repairable and shall not be returned to HITEL unless HITEL so requests.

         a. Any parts which are defective or damaged due to causes other than defective parts or workmanship.

         b. Consumable and non-returnable items shown in the HCX5000 Technician's Manual CG-50-3090. Labels, fines, mounting hardware, cables, etc.

         c.       Manuals, drawings, face plates and floppy diskettes.

                  NOTE: To order replacement or additional consumable parts, the Distributor may contact HITEL's Sales Administration Department.

III.     PROCEDURE FOR ALL MATERIAL RETURN AUTHORIZATIONS

1. Distributor must obtain an MRA number for MRA Repair and Returns and MRA DOAs from HITEL's Sales Administration Department.

2. Distributor must issues purchase order to HITEL to order the MRA parts and work requested.

3. Distributor must notify HITEL in written form as to which employees of the Distributor are authorized to issue such purchase orders to HITEL

4. Distributor must return equipment with an appropriate Defect Tag attached to each machine and part returned. Distributor must include a packing list which lists all MRA parts contained in one box. Boxes must be clearly marked with the HITEL assigned MRA numbers. (Example: MRA #19209R3)

5. MRA DOA must be returned within thirty (30) days of the issue date of the appropriate MRA DOA number. The MRA WA number must be written on the attached Defect Tag. (See Appendix B)

         NOTE: In all instances, Distributor must enclose, for each returned part, a detailed report stating the problem with that part.

                                                                        PAGE iii


6. MRA DOA parts not returned to HITEL within thirty (30) days of the issue date of the MRA number for the part(s) in question, will be treated as MRA Repair and Return following contact and confirmation with the Distributor. MRA WA parts that do not match the serial numbers and bar code labels recorded for that MRA DOA authorization will he treated as MRA Repair and Returns. All MRA systems and parts shall be shipped freight pre-paid by Distributors to the following address:

                  Hitachi Telecom (USA), Inc.
                  Material Return Authorization #___________
                  3617 Parkway Lane, Suite 100
                  Norcross, GA 30092

         NOTE: Those items hand carried in to be delivered to the receiving department at the warehouse. These items must follow Packing Returns as stated in item 8 below.

7. HITEL Sales Administration Department will issue an acknowledgement confirming actual parts received and their condition.

         MRA Repair and Return - HITEL will use reasonable efforts to ship repaired parts to the Distributor within thirty (30) days of receipt of the defective part. Exceptions to this thirty (30) day period are SelecSets, which will normally be returned within sixty (60) days of receipt of the defective SelecSet.

         MRA DOA - When HITEL receives DOA parts within thirty (30) days of the date that HITEL issues the MRA number, HITEL will issue credit against the replacement part(s) order, if the part(s) being returned quality for DOA.

         When DOA parts are received after thirty (30) days of the MRA Authorization date, or if the wrong parts are returned to HITEL, the MRA request will be treated as an MRA Repair and Return following contact and confirmation with Distributor. All equipment must be returned to HITEL

8. Packing Returns. Returned materials must be properly packed when returned to HITEL. Printed circuit boards must be planed in an anti-static bag and then packed individually in cartons in accordance with commercially acceptable standards. If the materials is returned without the anti-static bag and/or proper packing, the returned material will be rejected by HITEL. For this reason, it is suggested that a quantity of the original anti-static bags and shipping cartons be kept in storage for reuse.

9.       Charm for MRA Services. Repair fees for each case are shown in Appendix
         C.

10. All in-warranty repaired equipment will be shipped freight pre-paid by HITEL

         NOTE SelecSets must be returned with all external parts/components, i.e., cables, cords and handsets.

IV.      FUNCTIONS

1. Issue MRA. HITEL Sales Administration Department will issue a numbered MRA form upon request of the Distributor. Distributor will issue a Purchase Order detailing the MRA equipment and work requested. The maximum number of items on one MRA form is ten (10). If additional equipment is requested, subsequent MRA forms will be issued. All boxes must be marked with appropriate MRA number(s). Distributor must also indicate the appropriate Reason Code.

         HITEL Sales Administration Department will issue the MRA form with the following filled in:

                  - MRA number                                    - Unit price
                  - Salesman                    - Ship to
                  - Issue date                  - Bill to
                  - Distributor                                   - Terms
                  - Site name                   - Comments
                  - Purchase Order Number                         - Instructions
                  - Site number                                   - Insurance
                  - Quantity                    - Freight carrier
                  - Description                                   - Reason code
                  - Sub Description (New & Used part number)
                  - Sales order number to be credited
                  - Serial number if applicable

                                                                         PAGE iv


2. MRA Inspection. Upon receipt of equipment by HITEL, the contents of each box will be visually checked and matched to items listed on the MRA form(s).

         Should any problems or discrepancies with equipment received or between costumer packing list(s) and the MRA. forms, HITEL's Sales Administration Department will contact Distributor to clarify. A tracer on delivery may be required or parts may need to be returned if Distributor requests.

         For rejected parts, the MRA form will note rejection reason and the part(s) will be rejected on final approval HITEL's Sales Administration Department. The rejection notice will include

                  - Issue date
                  - Parts received date
                  - Description
                  - MRA number
                  - Part code
                  - Detailed reason
                  - Comments
                  - Approval
                  - Shipment or disposal instructions

3. MRA Testing and Repair. MRA parts will be tested per HITEL's Internal Test Procedures Manual, using hardware Test Procedures of system software and hardware.

4.       MRA Acknowledgment and Invoice.

         a. Receipt of MRA parts will be acknowledged by returning acknowledgement copy to Distributor with the date the equipment was received by HITEL

         b. After tenting, repaired and returned items will be invoiced for the appropriate amount following shipment of the equipment.

         c. DOA and Special Approval items will be credited by issuing a credit memo provided they meet the MRA Special Approval and DOA requirements.

                                   APPENDIX A


The attached table provides recommended number of spare parts to be carded by a Distributor based on the number of parts in the field to be supported. A 30-day replacement cycle is assumed.

The columns of the table are as follows: The first is the name of the part. The second is the assumed FIT rate (failures in 10-to-the-9th hours) as provided from TTKWK. The third column is the required probability of a part being available when needed. The remainder of the columns show the number of parts that can be supported by the number of spares listed at the top of each of these columns. However, if the probability of not needing any spares during the life cycle of the product is less than the probability stated in the table, then the number of required spares is 0. (The life cycle is assumed to be 7 years.) For example, for the IOC connector units (IOCNU), there is a way low FIT rate, and the dept can support up to 6 such parts without any spares. With one spare, up to 561 IOCNU parts can be supported. The majority of the parts, however, have 0 in the column under 0 spares. This means that no parts can be supported with 0 spares, and at least one spare is needed when the first of such a part is in service.

The assumed probability values ace as follows: Critical parts are assigned a probability value of .995. These are the parts whose absence can generally bring the system down. Semi-critical parts are assigned a probability of .98, and are these parts whose absence can bring down a significant subset of the system or cause major degradation. Noncritical parts are assigned a probability of .95, and are those parts whose absence result in a small degradation or outage of a small subset of the system.

In the case of the Floppy Disk Drive Unit (FDDU). the actual FIT rate provided was 67,000. However, since this part is rarely used, a FIT rate of only one-tenth, 6700, is assumed to apply in actual practice.

                                   APPENDIX B

--------------------------------------------------------------------------------

                                    [GRAPHIC]

--------------------------------------------------------------------------------
  Issue No. 1                          Hitachi Telecom (USA), Inc.
                                       3617 Parkway Lane
                                       Norcross, GA 30092

                                PARTS DEFECT TAG

  1. Part Name
               --------------------------------------------
  2. Serial No.
                -------------------------------------------
  3. MRA No.
             ----------------------------------------------
  4. Site Name
               --------------------------------------------
  5. Site No.
              ---------------------------------------------

================================================================================

Trouble Symptoms

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Sign                                                    Date       /     /
    ---------------------------------------------           --------------------

================================================================================

       Test Results                    For Hitachi Use Only

 [ ] TP
       -------------------------------------------------------------------------

--------------------------------------------------------------------------------
 [ ] ONLINE                                                   Sign
           ------------------------------------------------

-----------------------------------------------------------

 [ ] OTHER
          -------------------------------------------------

-----------------------------------------------------------

================================================================================
--------------------------------------------------------------------------------
Please pack the parts properly. Refer to the Hitachi Practices for the proper methods of packing and filling out the tag.




NOTE: Hitachi Telecom (USA), Inc. will supply Distributors with Defect Tags

                                   APPENDIX C


     HITEL TEST RESULT    TEST AND REPAIR FEE               CREDIT OR RETURN
     -----------------    -------------------               ----------------
Defective                 Free                         Return Repaired Parts
                                                       Freight Paid

Good                      $95 Test Fee                 Return Repaired Parts
                                                       Freight Paid

Rejected                  Free                         Return Freight Billed or
                                                       Disposed Per Distributor

MRA

Repair and Return in
Warranty


HITEL TEST RESULT         TEST AND REPAIR FEE               CREDIT OR RETURN
-----------------         -------------------               ----------------
Defective or Good         25% of List Price or $95     Return Repaired Parts
                          whichever is higher          Freight Paid

Rejected                  Free                         Return Freight Billed or
                                                       Disposed Per Distributor

Repair and Return
Out-or-Warranty


HITEL TEST RESULT         TEST AND REPAIR FEE          CREDIT OR RETURN
-----------------         -------------------          ----------------
Defective or Good         Free                         Credit advance
                                                       replacement on parts order

Rejected.                 Free                         Return Freight Billed or
                                                       Disposed Per Distributor

DOA


Special                   Hitachi Telecom (USA), Inc. will decide for each case.